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                                                                    EXHIBIT 15.1
[Letterhead of Deloitte & Touche LLP]






July 30, 1997


The Boeing Company
Seattle, Washington

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of The Boeing Company and subsidiaries for the periods ended March 31, 1997 and 1996, as indicated in our report dated May 13, 1997; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which was included in your Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, is being incorporated by reference in this Registration Statement.

We are also aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ Deloitte & Touche